Exhibit 10.7

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is dated as of this 8th day of November, 2021 by and between SpringBig, Inc., a Delaware corporation with its principal place of business at 621 NW 53rd St, Suite 260, Boca Raton, FL 33487 (“SpringBig” or the “Company”), and Jeffrey Harris, a Florida resident (“Executive”).

W I T N E S S E T H

WHEREAS, the Executive is and was Chief Executive Officer (the “CEO”) of SpringBig, Inc. prior to the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 8, 2021 (the “Merger Agreement”), by and among Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), Tuatara Merger Sub, a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”), pursuant to which Merger Sub will merge with and into SpringBig (the “Merger”), with SpringBig continuing as the surviving corporation and a subsidiary of Tuatara ( “Parent”);

WHEREAS, effective upon the date of and subject to the consummation of the Closing (the “Effective Date”), the Company desires to continue to employ the Executive following the Closing pursuant to the terms and conditions of this Agreement;

WHEREAS, as of the Effective Date, the Executive shall be appointed as CEO of Parent and serve in such position under the terms of this Agreement, in addition to continuing to serve in his role as CEO of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company and Parent.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       POSITION AND DUTIES.

(a)       GENERAL. Commencing on the Effective Date, the Executive shall continue to serve as the Company’s CEO and shall serve as CEO of Parent, reporting directly to the Board of Directors of Parent (the “Board”). Executive will serve as a member on the Board (without additional compensation) if and as elected thereon.  In the position as CEO, the Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board. The Executive’s principal place of employment shall be at the Company’s headquarters located in Boca Raton, Florida or such other place as approved by the Board.

(b)       TERM.  Subject to Section 5, the Executive will be employed hereunder commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the “Employment Term”), which Employment Term will automatically extend for successive one-year periods unless either party provides written notice of non-renewal to the other party at least 60 days prior to the expiration of the Employment Term (or any renewal period thereto).

 (c)    OTHER ACTIVITIES. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time, energy, knowledge and skill to the performance of the Executive’s duties with the Company and Parent, provided that the foregoing shall not prevent the Executive from engaging in any non-Company activity so long as such activity, individually, or together with any other non-Company activity, does not pose a conflict of interest or interfere with Executive’s performance of his duties under this Agreement and does not violate the restrictive covenants set forth herein or in any exhibit hereto or in any other agreement between Executive and the Company or Parent, in each case, whether directly or indirectly.  The Board has determined that the Executive shall not be prohibited from the activities set forth on Schedule 1 of this Agreement.

 2.       ANNUAL BASE SALARY. During the Employment Term, the Company agrees to pay the Executive an annual base salary at an annual rate of $450,000, payable subject to all applicable federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive’s annual base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased below $450,000, except pursuant to across-the-board reductions affecting similarly situated senior executives of the Company or any of its subsidiaries) from time to time as determined by the Board (or a committee thereof). The annual base salary as may be adjusted from time to time is referred to herein as “Annual Base Salary.”

 3.       INCENTIVE COMPENSATION.

 (a)       Annual Cash Incentive. During the Employment Term, Executive shall be eligible for an annual target cash incentive opportunity of up to 137.50% of Annual Base Salary (as may be adjusted from time to time, the “Target Annual Cash Incentive”). The Executive’s Target Annual Cash Incentive shall be subject to annual review by the Board (or a committee thereof). The earned annual cash incentive (the “Annual Cash Incentive”) for any given fiscal year will be determined based on overall Company or Parent performance and/or Executive’s individual performance goals as determined in consultation with Executive (as applicable), as determined in the sole discretion of the Board (or a committee thereof) and provided Executive remains employed by the Company through the last day of the applicable performance year, except as otherwise provided herein. Any such Annual Cash Incentive shall be paid to Executive, subject to all federal and state payroll withholdings, at the same time that annual cash incentives are paid to other senior executives of Parent or the Company, provided, in any event, any such Annual Cash Incentive shall be paid by no later than March 15th of the year following the applicable performance year.

(b)       Equity Incentive. During the Employment Term, Executive shall be eligible to receive equity incentive awards under the Parent’s long-term incentive plan as in effect from time to time (the “Equity Incentive Plan”), subject to the terms and conditions thereof, and Parent shall determine the amount and timing of any equity incentive awards (each, an “Equity Incentive Award”), with the valuation methodology for such awards to be determined by the Board (or a committee thereof) in its discretion. The Executive’s eligibility for Equity Incentive Awards shall be reviewed annually by the Board (or a committee thereof).

4.       EXECUTIVE BENEFITS.

(a)       BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee and/or executive benefit plan that the Company and/or Parent have adopted or may adopt, maintain or contribute to for the benefit of its employees and/or executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company or Parent policies. Notwithstanding the foregoing, the Company or Parent, as the case may be, may modify or terminate any employee and/or executive benefit plan at any time.

(b)       VACATION TIME. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s or Parent’s policy applicable to its executives as in effect from time to time.

(c)       BUSINESS EXPENSES. Upon presentation of such reasonable substantiation and documentation as the Company or Parent reasonably may specify from time to time or as otherwise provided under the Company’s business expense reimbursement policy in effect from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

5.       TERMINATION. The Executive’s employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a)       DISABILITY. Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform the Executive’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period; provided such disability also qualifies as a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4)(i). The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled.

(b)       DEATH. Automatically upon the date of death of the Executive.

(c)       CAUSE. Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause. “Cause” shall mean the Company’s or Parent’s termination of the Executive’s employment with the Company, Parent or any of its subsidiaries as a result of: (i) fraud, embezzlement, willful misconduct, or an act of dishonesty by the Executive in connection with or relating to the Executive’s employment with the Company, Parent or any of their affiliates; (ii) theft or misappropriation of Company’s or Parent’s property, information or other assets by the Executive, (iii) other conduct which results in or could reasonably be expected to result in material loss, damage or injury to the Company, Parent and/or their affiliates, their goodwill, business or reputation; (iv) the Executive’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime of moral turpitude, or any other crime that results in or could reasonably be expected to result in material loss, damage or injury to the Company and/or Parent and their affiliates, their goodwill, business or reputation; or (v) the Executive’s material breach of any of his obligations under this Agreement (which breach is either incapable of cure or is not cured within thirty (30) days after the Company has provided written notice of such breach to Executive).

(d)       WITHOUT CAUSE. The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability). For the avoidance of doubt, the normal expiration of the Employment Term pursuant to the Company’s provision of a notice of non-renewal in accordance with Section 2 shall not constitute a termination of the Executive’s employment by the Company without Cause (and, therefore, the Executive will not be entitled to severance under Section 6(c)(i) or (ii) in such event).

(e)       GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of an alleged condition giving rise to a resignation for Good Reason if the Company shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period.  In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and such resignation shall be effective on the date the Executive delivers such notice. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in the Executive’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Executive materially inconsistent with his position; (iii) without limiting the generality of clause (ii) above, the Executive no longer serving as the CEO of the Company or Parent; (iv) reduction in the Executive’s Annual Base Salary or material reduction in Target Annual Cash Incentive (in each case, other than across-the-board reductions affecting similarly situated senior executives of the Company or any of its subsidiaries); (v) the Company or Parent requires Executive to be based at any office or location (other than this home) that is more than thirty-five (35) miles from the Company’s headquarters in Boca Raton, Florida; or (vi) the failure of a successor to the Company or Parent to assume the Company’s obligations under this Agreement; provided, that, for clauses (i) – (vi) above, Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after Executive becomes aware of its initial occurrence.

(f)       WITHOUT GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier).

6.       CONSEQUENCES OF TERMINATION.

(a)       DEATH OR DISABILITY. In the event that the Executive’s employment ends on account of the Executive’s death or Disability, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i)       any unpaid Annual Base Salary earned through the date of termination;

(ii)       reimbursement for any unreimbursed business expenses incurred through the date of termination that are submitted in accordance with Section 4(c); and

(iii)       all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law, including without limitation, payment for all accrued but unpaid vacation (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”), and the Executive shall not be entitled to any other payments or benefits under this Agreement.

(b)       TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (i) by the Company or Parent for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above, and the Executive shall not be entitled to any other payments or benefits under this Agreement.

(c)       TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company or Parent is terminated during the Employment Term (x) by the Company or Parent without Cause, or (y) by the Executive for Good Reason (each, a “Qualifying Termination”), then the Company will provide Executive with the Accrued Benefits at such times as set forth in Section 6(a) above and, provided Executive is in full compliance with his obligations under Exhibits A and B attached hereto and Executive or the Executive’s estate (in the event of Executive’s death after becoming entitled to severance hereunder), as the case may be, executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the “Release and Waiver”) and the Release and Waiver becomes effective (i.e., irrevocable) pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive or the Executive’s estate (in the event of Executive’s death after becoming entitled to severance hereunder), as the case may be, with the following:

(i)       Termination in Connection with Change in Control. In the event of a Qualifying Termination within eighteen (18) months after a Change in Control (as defined below), the Company shall provide Executive:

A.       Cash severance in an amount equal to the sum of (x) Annual Base Salary plus (y) Target Annual Cash Incentive, less all applicable withholdings and deductions, payable on the first regular payroll date of the Company that is sixty (60) days following the date of Executive’s termination.

B.       Continued participation through COBRA coverage (all costs, expenses and premiums to be paid by Company) on the same basis as the employee and/or executive benefit plans contemplated by Section 4(a) hereof in which the Executive is participating on the date of such termination of employment for 12 months following the month in which coverage would otherwise be lost as an employee of the Company; provided that the Executive is eligible and remains eligible for coverage under such plans by timely electing COBRA continuation; and provided, further, that in the event that the Executive obtains other employment that offers Executive health benefits such that Executive is not eligible for COBRA continuation rights, such continuation of coverage by the Company under this Section (6)(c)(i)(B) shall immediately cease (such 12 month or shorter period, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf or other method of continued participation would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums or providing such other method of continued participation pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium or such other payment for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

C.        Accelerated vesting of the portion of each then-outstanding and unvested Equity Incentive Award (if any) that is solely subject to time-based vesting that would otherwise vest within the next twelve (12) months after termination of employment.

D.          Continued vesting of the portion of each then-outstanding and unvested Equity Incentive Award that is solely subject to performance-based vesting (if any), with such vesting determined based on actual performance against the applicable performance goals established for each applicable award, as determined at the time and in the manner applicable to each such award pursuant to the applicable Equity Incentive Plan and award agreement, with each such award remaining outstanding through the date such vesting is determined.

E.          Executive shall have nine (9) months after termination of employment to exercise any then-outstanding stock options that were vested (including by reason of partial acceleration under Section 6(c)(i)(C)) at the time of such termination of employment, provided that to the extent any then-outstanding performance-based vesting stock option vests after termination of employment pursuant to Section 6(c)(i)(D), the Executive shall have nine (9) months after each incremental vesting of the stock option to exercise such portion of the stock option.  Stock options not timely exercised in accordance with the foregoing shall be forfeited as of the last day of the applicable exercise period.  Notwithstanding the foregoing, such stock options shall be subject to the maximum term and expiration date of such stock options as set forth in the applicable award agreement and/or the Equity Incentive Plan, and nothing herein shall constitute an extension of such maximum term or expiration date.

F.      Any and all other payments or awards that Executive has earned and vested and for which Company or Parent has yet to provide or pay.

(ii)       Termination Not in Connection with Change in Control. In the event of a Qualifying Termination that is not within eighteen (18) months after a Change in Control, the Company shall provide Executive:

A.       Cash severance in an amount equal to Executive’s Annual Base Salary, less all applicable withholdings and deductions, payable in substantially equal monthly installments over the 12-month period following such termination; provided that any such payments that otherwise would be paid prior to the date that the Release and Waiver becomes effective instead will be paid within five business days after such effective date, and the remaining such payments will be paid over the remainder of such 12-month period (provided that if the period during which the Executive may execute the Release and Waiver begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead will be paid during the first five business days after such effective date of the Release and Waiver).

B.       An additional cash severance amount in an amount equal to the Annual Cash Incentive to which Executive would be entitled for the year of termination if Executive were employed by the Company or Parent on the last day of such year, based on actual performance against the applicable performance goals established for such bonus, pro-rated based on the number of days Executive was employed by the Company or Parent during such year, less all applicable withholdings and deductions, payable at the same time as bonuses are paid to active employees but no later than March 15 of the year after the year of termination.

C.       Continued participation through COBRA coverage or such other method determined by the Company (all costs, expenses and premiums to be paid by Company) on the terms and conditions set forth in Section 6(c)(i)(B).

D.       Accelerated vesting of the portion of each then-outstanding and unvested Equity Incentive Award (if any) that is solely subject to time-based vesting that would otherwise vest within the next twelve (12) months after termination of employment.

E.       Continued vesting of the portion of each then-outstanding and unvested Equity Incentive Award that is solely subject to performance-based vesting (if any), with such vesting determined based on actual performance against the applicable performance goals established for each applicable award, as determined at the time and in the manner applicable to each such award pursuant to the applicable Equity Incentive Plan and award agreement, with each such award remaining outstanding through the date such vesting is determined; provided, however, that the foregoing shall only apply to a pro rata portion of each such unvested Equity Incentive Award determined based on the number of days Executive was employed by the Company and/or Parent during the applicable performance/vesting periods.

F.          Executive shall have nine (9) months after termination of employment to exercise any then-outstanding stock options that were vested (including by reason of acceleration under Section 6(c)(ii)(D)) at the time of such termination of employment, provided that to the extent of any then-outstanding performance-based vesting stock option vests after termination of employment pursuant to Section 6(c)(ii)(E), the Executive shall have nine (9) months after each incremental pro-rated vesting of the stock option to exercise such pro-rated portion of the stock option.  Stock options not timely exercised in accordance with the foregoing shall be forfeited as of the last day of the applicable exercise period.  Notwithstanding the foregoing, such stock options shall be subject to the maximum term and expiration date of such stock options as set forth in the applicable award agreement and/or the Equity Incentive Plan, and nothing herein shall constitute an extension of such maximum term or expiration date.

G.          Any and all other payments or awards that Executive has earned and are vested for which Company or Parent has yet to provide or pay.

(iii)     “Change in Control” for purposes of this Section 6 will have the meaning set forth in the Equity Incentive Plan of Parent, as in effect at the Closing.  For the avoidance of doubt, no transaction shall be considered a Change in Control hereunder unless it also constitutes a “change in control event” within the meaning of Section 409A of the Code and regulations thereunder.

d.          TERMS OF EQUITY INCENTIVE PLAN.  Notwithstanding anything contained in the foregoing provisions of Section 6, the foregoing treatment of Equity Incentive Award shall, in all cases, be subject to the terms of the Equity Incentive Plan and shall not preclude the Board (or compensation committee) from exercising its discretion under the Equity Incentive Plan or any award agreement thereunder to provide for the treatment of outstanding equity-based awards in connection with a corporate transaction, including a Change in Control (including, without limitation, the termination of stock options upon the consummation of a transaction constituting a Change in Control).  To the extent the Executive’s Equity Incentive Awards are not continued, assumed or substituted in such transaction that constitutes a Change in Control, the vesting of the portion of the performance-based equity awards that would otherwise potentially continue to vest following termination of employment under the foregoing shall be determined based on target level of performance (and pro-rated where indicated above).

7.       RETURN OF COMPANY PROPERTY. Within ten (10) days after Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

8.       REPRESENTATIONS AND WARRANTIES.

(a)       AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company, and the performance of all of the Company’s obligations under this Agreement has been taken.

(b)       ENFORCEABILITY. This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

9.       NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that the Company may assign this Agreement to Parent or any successor to all or substantially all of the business and/or assets of the Company or Parent; provided, further, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.       NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile on a business day or, if not so delivered, then on the next business day, (c) on the date of delivery, if delivered by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jeffrey Harris
Address on file with the Company

If to the Company:

SpringBig, Inc.
Attn: Board of Directors
621 NW 53rd St, Suite 260,
Boca Raton, FL 33487

Copies (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, IL 60606
Attention: William E. Doran
Email:          wdoran@beneschlaw.com

or to such other address or fax number as either party may have furnished to the other in writing in accordance herewith.

11.       SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

12.       SEVERABILITY. Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision.  In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

13.       COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.       GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A, Exhibit B or Exhibit D hereof, which shall be decided pursuant to the terms of those Exhibits, any dispute arising from this Agreement or Executive’s employment with the Company or Parent, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Florida law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/.  The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS.  The arbitrator shall have the authority to award all remedies available in a court of law. The Company or Parent, as applicable, shall pay the arbitrator’s fees and all fees and costs to administer the arbitration.  The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company or Parent. By agreeing to arbitrate disputes arising out of Executive’s employment, the Executive, the Company and Parent voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits and will not apply to claims for injunctive relief, or any other claim by the Company or Parent under Exhibit A or Exhibit B hereto.  All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Florida (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

15.       MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, the exhibits attached hereto collectively set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control. Notwithstanding the foregoing, in the event of any conflict or inconsistency between this Agreement (including the exhibits hereto) and Equity Incentive Plan of Parent (or any award agreement under such plans to which Executive is a party) regarding (1) the definitions of “Cause” or “Disability”, (2) the treatment of equity-based awards in connection with a termination of employment (whether before or after a Change in Control) or (3) the governing law and dispute resolution procedures, then such provisions in this Agreement (including the exhibits hereto) shall control.

16.       TAX MATTERS.

(a)     WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)        SECTION 409A COMPLIANCE.

(i)       The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)       To the extent required to prevent the imposition of taxes or penalties under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)       To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)       For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)       Notwithstanding any other provision of this Agreement to the contrary, (i) in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A and (ii) in no event shall the Company, Parent or any of their affiliates have any liability to the Executive with respect to any additional taxes, penalties or interest that may be imposed on Executive under Code Section 409A.

17.       NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of continuing employment and as a condition to be eligible to receive the severance compensation set forth herein (even if not ultimately entitled to receive such severance compensation), Executive agrees to execute and abide by the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the “Covenants”). The execution of the Covenants by Executive is a condition precedent to this Agreement becoming effective. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement and the Executives employment hereunder according to the terms of those Covenants.

18.       INDEMNIFICATION. Executive will be insured under the Company’s and/or Parent’s Director’s and Officer’s Liability Insurance to the extent the Company and/or Parent maintains such a policy and will be entitled to indemnification by the Company and/or Parent pursuant to the terms and conditions of the Company’s and/or Parent’s certificate of incorporation and by-laws to the same extent as the Company’s and/or Parent’s executive officers and directors, and pursuant to an Indemnification Agreement substantially similar to those executed by the Company and/or Parent in favor of its directors and executive officers.

19.       GOLDEN PARACHUTE. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G (“Code Section 280G”); and (b) but for this Section 19, be subject to the excise tax imposed by Internal Revenue Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. For purposes of this Agreement, the “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 19 shall be made in accordance with the following order of priority: (i) Full Credit Payments (as defined below) that are payable in cash, (ii) non-cash Full Credit Payments that are taxable, (iii) non-cash Full Credit Payments that are not taxable, (iv) Partial Credit Payments (as defined below), (v) non-cash employee welfare benefits and (vi) stock options whose exercise price exceeds the fair market value of the optioned stock. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). For purposes of this Agreement, “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Code Section 280G) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. For purposes of this Agreement, “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive has any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 19 will be made in writing by a certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 19, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Section 280G and Internal Revenue Code Section 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 19. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 19.

20.          CLAWBACK/RECOVERY. Any incentive payments hereunder shall be subject to recoupment in accordance with any clawback policy that the Company (or Parent or other affiliate) is required to adopt pursuant to the listing standards of such national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, rule, regulation or listing requirement. No recovery of compensation under such a clawback policy will be an event giving rise to the Executive’s right to voluntary terminate employment with Good Reason.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPRINGBIG, INC., a Delaware corporation

By:	/s/ Paul Sykes

Name:	Paul Sykes

Title:	Chief Financial Officer

EXECUTIVE

/s/ Jeff Harris
Name: Jeffrey Harris

Acknowledged by:

TUATARA CAPITAL ACQUISITION CORPORATION

By: /s/ Albert Foreman

Name: Albert Foreman

Title: Chief Executive Officer

EXHIBIT A

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) continuing relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the “Employment Agreement”). Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.
“Company” shall mean SpringBig, Inc., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including affiliates and subsidiaries. “Control” for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iii.
“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

iv.
“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Employee); information approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or information produced or disclosed pursuant to a valid court order, provided Employee has given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1.       Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company. Except as expressly provided herein, Employee shall not be prohibited from engaging in the activities set forth on Schedule 1 of the Employment Agreement.

2.       Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly, induce or attempt to induce any of the individuals or entities actually known to Employee to be the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners,  to reduce or cease doing business with the Company, Parent or their affiliates, or interfere with the relationship between any such customer, client, vendor, partner or prospective customers and the Company, Parent or any of their affiliate (including making any negative statements or communications concerning the Company, Parent or any of their affiliates).

3.       Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4.       Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information that constitutes Confidential Information or a confidential trade secret, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such Confidential Information or confidential trade secret.

5.       Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies.

Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the five (5) year period after the date Employee’s employment ends (or such longer period as may be permitted under applicable law) will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.       Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of his employment under the Employment Agreement or at any time prior thereto which relate to or arise out of his employment with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored during the course and scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.

7.      Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8.       Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9.       Jurisdiction, Venue and Choice of Law.  The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Agreement shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

10.       Employment Relationship. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company (and thereafter), and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11.
Return of Property. Employee agrees that, within ten (10) days of the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12.
Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee. As consideration for the Employee’s services under this Section 12, the Company shall remit to Employee, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Employee’s last base salary divided by 2,000.

13.
Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Employee intends to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

14.
Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement.

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 8th day of November, 2021.

SpringBig Inc.	Employee

/s/ Paul Sykes	/s/ Jeff Harris

By: Paul Sykes	Name: Jeffrey Harris
Title: Chief Financial Officer

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by Employee, alone or jointly with others, prior to the execution of the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement.

Right, Title or Interest (If none, please write “NONE”.)	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements

NONE

Name of Employee:
Jeffrey Harris

Print
/s/ Jeff Harris

Sign
11/8/21

Date

EXHIBIT B

 NONCOMPETITION COVENANT

(a)
During the period of your relationship with Company, you, Jeffrey Harris (hereinafter “you”) agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): directly or indirectly, provide services  to a Competing Business that relate to any aspect of the Business of the Company (i.e., providing messaging and customer experiences in the cannabis industry) for which you performed services or received Confidential Information at any time.  The foregoing shall not be construed to preclude you from: (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business; (ii) becoming a passive shareholder, partner, employee or member of a private equity, venture capital or other investment firm; or (iii) continuing the activities set forth on Schedule 1 of the Employment Agreement. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that owns or controls a Competing Business; provided that you may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and you do not provide any service, investment advice or consulting related service to any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

You and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated November 8, 2021 (the “Employment Agreement”) constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, in addition to continued employment and other benefits received. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.
“Company” shall mean any entity controlled by, controlling, or under common control with SpringBig, Inc., a Delaware corporation, including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iv.
“Business of the Company” shall mean providing messaging, customer loyalty management and/or and customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

v.
“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)
You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(c)
You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

(d)
You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(e)
You and the Company hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

(f)
The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(g)
If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

(h)	Your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(i) (j)
The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. Even though the nature of your relationship with the Company is as an “at will” employee, the parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

SpringBig, Inc.	Employee

/s/ Paul Sykes	/s/ Jeff Harris

By: Paul Sykes	Name: Jeffrey Harris
Title: Chief Financial Officer

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration for the end of employment / termination benefits set forth in the Executive Employment Agreement, to which this form is attached (the “Employment Agreement”), including without limitation the end of employment/termination benefits set forth in Section 6 thereof, among other things, Jeffrey Harris (the “Executive” or “I”) and SpringBig, Inc. (and any entity controlled by, controlling, or under common control with SpringBig, Inc., the “Company”) hereby enter into the following release and waiver of claims (the “Release”). For the avoidance of doubt, nothing in this Release is intended or shall be construed to waive, release or limit in any manner the end of employment / termination benefits described in the Employment Agreement.

The Executive hereby generally and completely release the Company, its present and future affiliates, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, family and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Company, or the termination of that employment; (ii) all claims related to the Executive’s compensation or benefits from the Company, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests or equity-based awards in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, including those of the State of Florida and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Company, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to any Accrued Benefits or other vested benefits or any severance benefits under the Executive Employment Agreement payable or due to the Executive on account of the end of the Executive’s employment, the Executive’s termination under the terms of the Executive Employment Agreement, or the Executive’s execution of this Release. For the avoidance of doubt, nothing in this Release shall prevent Executive from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent the Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Executive further understands that this Release does not limit the Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission, the Executive understands and agrees that the Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights the Executive may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate the Executive’s existing rights to vested benefits under any Company benefit plan, the Executive Employment Agreement or any plan or agreement related to equity ownership in the Company.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Company providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Released Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Board of Directors of the Company); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, I (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to my last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Release outside of Florida, such commencing party will reimburse such other party for its or my reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

THE EXECUTIVE:

Date:
	Name:	Jeffrey Harris

THE COMPANY:

Date:

By:

Its: